Exhibit 3.2





                 Mail to: Secretary of State For office use only
                              Corporations Section
                            1560 Broadway, Suite 200
                                Denver, CO 80202
                                 (303) 894-2251
MUST BE TYPED                 Fax  (303) 894-2242
FILING FEE: $25.00
MUST SUBMIT TWO COPIES

                              ARTICLES OF AMENDMENT
Please include a typed               TO THE
self-addressed envelope      ARTICLES OF INCORPORATION


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     First: The name of the corporation is Perseus Art Group, Inc.

     Second: The following amendment to the Articles of Incorporation was adopted on May 7, 1999, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

                    No shares have been issued or Directors Elected - --------- Action by Incorporators

                    No shares have been issued but Directors Elected - --------- Action by Directors


                   Such amendment was adopted by the board of directors where --------- shares have been issued and shareholder action was not required.

         X Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

     The text of the Amendment follows:

     There are 1,910,000 shares of common stock of the corporation which are issued and outstanding as of the date these Articles of Incorporation are filed with the Colorado Secretary of State. Such number of issued and outstanding shares is after the return and cancellation of 450,000 shares by Bruce A. Capra in connection with the Plan and Agreement of Merger between the corporation and Medgrup Development Services, Inc., which Plan and Agreement is to take effect by the filing of Articles of Merger immediately after the filing of these Articles of Amendment. The 1,910,000 shares of common stock which are issued and outstanding shall be reverse split on a 1 for 2 basis, such that as of the effective date of these Articles of Amendment there shall be issued and outstanding 955,000 shares of common stock, $.001 par value.

     ARTICLE III. Capital Stock. The Corporation is authorized to issue 50,000,000 shares of Common Stock, $.001 par value. The holders of shares of common stock shall have the right to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the corporation. The capital stock, after being paid for in accordance with the authorization of issue by the board of directors of the corporation, shall not be subject to assessment.

     ARTICLE XIV. Limited Liability of Directors Under Certain Circumstances. No director of the corporation shall be personally liable to the corporation or to the shareholders of the corporation for monetary damages for breach of fiduciary duty to the corporation as a director, except that the foregoing shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for (i) any breach of a director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any of the acts specified in Section 7-8-403 of the Colorado Business Corporation Act, or (iv) any transaction from which the director derived an improper personal benefit. In addition, the corporation shall have full authority to indemnify its directors, officers, employees, and agents as now or hereinafter permitted by the Act.

     Third: If changing corporate name, the new name of the corporation is Medgrup Corporation.

     Fourth: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: Not applicable.

     If these amendments are to have a delayed effective date, please list that date (not to exceed ninety (90) days from filing date: Not applicable - to be effective as of filing date with the Colorado Secretary of State.


Perseus Art Group, Inc.


/s/  Bruce A. Capra
-------------------------
Bruce A. Capra, President